NEWS

Reynolds and Reynolds Updates FYQ1 Earnings Guidance

DAYTON, OHIO, December 31, 2004 – The Reynolds and Reynolds Company (NYSE: REY) today announced that it expects to exceed earnings guidance for its first fiscal quarter ending December 31, 2004. The company previously provided guidance in the 24 cents per share to 28 cents per share range for first quarter earnings. The company now expects earnings to be in the range of 32 cents per share to 36 cents per share.

The increase in per share earnings is due to a variety of causes including strong cost management, timing of expenses and foreign exchange gains. Details on actual results will be covered during the company’s regularly-scheduled earnings call on January 20, 2005.

Reynolds and Reynolds (http://www.reyrey.com) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company’s award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. Reynolds serves automotive retailers and OEMs globally through its Incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Media Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	Investors John Shave 937.485.1633 john_shave@reyrey.com